UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

Carriage Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:
(713) 332-8400

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
        Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the definitive proxy statement on Schedule 14A that Carriage Services, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 16, 2012, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) previously approved an annual cash incentive bonus program for the Company's named executive officers for the 2012 fiscal year that is based on the Company's adjusted diluted earnings per share (weighted 100%) for the 2012 fiscal year with a threshold level at $0.50 per share, a target level at $0.59 per share and a maximum level at $0.66 per share. The Compensation Committee established the annual cash incentive bonus program for the 2012 fiscal year pursuant to the Company's Amended and Restated 2006 Long-Term Incentive Plan, which was subsequently amended and restated as the Company's Second Amended and Restated 2006 Long-Term Incentive Plan effective as of May 24, 2012 (the “LTIP”).

The Compensation Committee has historically determined whether performance goals have been achieved for a particular fiscal year (the “Bonus Year”) in late February of the subsequent fiscal year following the completion of the Company's audited financial statements for such Bonus Year. However, based on the Company's year-to-date financial performance, on December 19, 2012, the Compensation Committee certified that the Company's adjusted diluted earnings per share for the 12 months ended December 31, 2012 in fact equals or exceeds the maximum level of $0.66 per share. As a result, in accordance with the LTIP, the Compensation Committee has determined it is in the best interests of the Company to change its practice with respect to the payment of annual cash bonuses for 2012 by paying such bonuses on or before December 31, 2012. The amount of the 2012 bonus payment paid to each named executive officer will be discounted to reflect the present value of the amounts that would have been paid to each named executive officer if such amounts were paid on February 28, 2013, calculated using an interest rate equal to 4.25%, which represents the U.S. prime rate as reported in the Wall Street Journal, plus 1%, compounded monthly and adjusted to comply with the terms and conditions of the LTIP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.

Dated: December 20, 2012	By:	/s/ Cliff Haigler
Cliff Haigler
Principal Accounting Officer